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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Aviation Technologies, Inc.

        We consent to the use of our report dated April 16, 2007, with respect to the consolidated balance sheets of Aviation Technologies, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP
San Diego, California
April 19, 2007

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Independent Auditors' Consent